WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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                   CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 32 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 13, 1997, relating to the financial statements and financial highlights appearing in the August 31, 1997 Annual Report to Shareholders of Colonial Newport Japan Fund, a series of Colonial Trust II, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "The Fund's Financial History" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


Price Waterhouse LLP
Boston, Massachusetts
November 25, 1997



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